As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ___________________________________________

NATURAL HEALTH TRENDS CORP.

(Exact name of registrant as specified in its charter)

Delaware	5122	59-2705336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

4514 Cole Avenue

Suite 1400

Dallas, Texas 75205

(972) 241-4080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 ___________________________________________

Timothy S. Davidson

Senior Vice President and Chief Financial Officer

Natural Health Trends Corp.

4514 Cole Avenue

Suite 1400

Dallas, Texas 75205

(972) 241-4080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 ___________________________________________

Copy to:

John B. McKnight

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

(214) 740-8000

 ___________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, underlying warrants	1,495,952	$3.52 (3)	$5,265,751	$678.23
Total	1,495,952	$3.52 (3)	$5,265,751	$678.23

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3)	Pursuant to Rule 457(g) under the Securities Act, calculated based upon the exercise price of the warrants, which is $3.52 per share, held by the selling stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated November 22, 2013

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

NATURAL HEALTH TRENDS CORP.

1,495,952 shares of common stock issuable upon exercise of warrants

This prospectus relates to the sale or other disposition of up to a total of 1,495,952 shares of our common stock, par value $0.001, that may be offered from time to time by the selling stockholders listed on page 16 or their transferees. The shares being offered by this prospectus consist of up to 1,495,952 shares issuable upon the exercise of warrants held by the selling stockholders. The warrants were issued in a private placement financing completed in October 2007.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events.

We will receive no proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. However, we will receive proceeds of $3.52 per share from the exercise of any of the warrants, except to the extent that any such warrants are exercised on a cashless basis.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. For a description of the plan of distribution of the shares, please see page 18 of this prospectus. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission (the “SEC” or “Commission”).

Our common stock is quoted under the symbol “NHTC” on the OTCQB tier of the OTC Market. The last sales price of our common stock on November 21, 2013 was $2.90 per share.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of the prospectus is                                      , 2013.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	4
USE OF PROCEEDS	15
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15
DESCRIPTION OF SECURITIES TO BE REGISTERED	15
SELLING STOCKHOLDERS	16
PLAN OF DISTRIBUTION	18
PRINCIPAL STOCKHOLDERS	19
SHARES ELIGIBLE FOR FUTURE SALE	20
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
LEGAL MATTERS	21
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	22
INCORPORATION OF DOCUMENTS BY REFERENCE	22

You should rely only on the information contained in or incorporated by reference into this document. We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included in this prospectus, other than statements of historical facts, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives are forward-looking statements. When used in this prospectus, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “would,” “may,” “plan,” “predict,” “pursue,” “continue,” “feel” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We cannot guarantee future results, levels of activity, performance or achievements, and you should not place reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in “Risk Factors,” and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic investments. In addition, any forward-looking statements represent our expectation only as of the date of this prospectus and should not be relied on as representing our expectations as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our expectations change.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus under “Risk Factors.”

Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in each of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our financial statements and the related notes included therein, except that the “Risk Factors” set out in that Annual Report on Form 10-K and the summary of certain risks related to our business set out in those Quarterly Reports on Form 10-Q are superseded by the “Risk Factors” set out in this prospectus.

Forward-looking statements in this prospectus speak only as of the date hereof. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Unless otherwise noted, the terms “we,” “our,” “us,” “Company,” refer to Natural Health Trends Corp. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks related to our common stock under the caption “Risk Factors,” and the documents incorporated by reference in the section entitled “Incorporation of Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

We are an international direct-selling and e-commerce company headquartered in Dallas, Texas. Subsidiaries controlled by us sell personal care, wellness, and “quality of life” products under the “NHT Global” brand.  In most markets, we sell our products to a network of consumers or business builders that either use the products themselves or resell them to consumers.

Our majority-owned subsidiaries have an active physical presence in the following markets: North America; Greater China, which consists of Hong Kong, Taiwan and China; Russia; South Korea; Japan; and Europe, which consists of Italy and Slovenia. In June 2013, we opened a marketing center in Almaty, Kazakhstan through our engagement with our Russian service provider. The center also opened for sales and distribution purposes in September 2013.

We seek to sell our products into many markets, primarily through our direct selling marketing operations.  Our objectives are to enrich the lives of the users of our products and enable our distributors to benefit financially from the sale of our products.

We were originally incorporated as a Florida corporation in 1988. We merged into one of our subsidiaries and re-incorporated in Delaware effective June 29, 2005. We maintain executive offices at 4514 Cole Avenue, Suite 1400, Dallas, Texas 75205 and our telephone number is (972) 241-4080. Our website is located at www.naturalhealthtrendscorp.com. The information provided on or accessed through our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Private Placement Financing

On October 19, 2007, we entered into definitive agreements that resulted in the consummation of a private placement financing generating gross proceeds of approximately $3,740,000. The financing consisted of the sale of variable rate convertible debentures having an aggregate face amount of $4,250,000, seven-year warrants representing the right to purchase 1,495,952 shares of our common stock, and one-year warrants representing the right to purchase 1,495,952 shares of our common stock. The selling stockholders identified in this prospectus are the original investors or assignees of the original investors in transactions exempt from registration under the Securities Act.

The convertible debentures were fully redeemed and retired without conversion. The one-year warrants expired unexercised. Pursuant to a requirement in the debentures, the Company obtained stockholder approval of the issuance of all of the shares of common stock underlying both the debentures and the warrants sold in the private placement financing at our 2008 annual stockholder meeting.

The unexpired seven-year warrants have a seven-year term beginning April 21, 2008. All such warrants have an exercise price of $3.52 per share and otherwise have identical terms. The exercise price and the number of shares underlying the warrants are subject to adjustment in certain specified circumstances. If, at any time after the completion of the then applicable holding period under Rule 144, there is no effective registration statement for the underlying shares of common stock, the warrants may be exercised on a cashless basis.

Dawson James Securities, Inc. (“Dawson James”) acted as placement agent in connection with the private placement described above. In addition to a cash transaction fee of approximately $280,500, Dawson James received five-year warrants to purchase an aggregate of 149,595 shares of our common stock at an exercise price of $3.52 per share. Those five-year warrants expired unexercised.

THE OFFERING

Common stock offered by the selling stockholders	1,495,952 shares, consisting of 1,495,952 shares of common stock issuable upon exercise of seven-year warrants sold to investors in the private placement financing conducted in October 2007.

Total shares of common stock outstanding before and after the offering	11,330,302(1) and 12,826,254(2)

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees

We will receive no proceeds from the sale of the common stock issuable upon exercise of any warrants.

We could receive gross proceeds of up to $5,265,751 (based on an exercise price of $3.52 per share) from the exercise of the 1,495,952 warrants covered by the registration statement of which this prospectus forms a part.

OTCQB market symbol	NHTC

Risk factors	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	The number of shares before the offering is based on 11,330,302 shares outstanding as of October 31, 2013.

(2)

The number of shares after the offering is based on 11,330,302 shares outstanding as of October 31, 2013, assuming the warrants for which the maximum number of underlying shares of common stock being offered (1,495,952) have been exercised.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus, or incorporated by reference herein, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In such case, you may lose all or part of your original investment.

Risk Factors Related To Our Business and Industry

We may experience substantial negative cash flows, which may have a significant adverse effect on our business and could threaten our solvency.

We experienced substantial negative cash flows during the years ended December 31, 2008 and 2009, primarily due to declines in our revenues greater than the decreases in expenditures we could manage.  If we again experience negative cash flows, any resulting decreasing cash balance could impair our ability to support our operations and, eventually, threaten our solvency, which would have a material adverse effect on our business, results of operations and financial condition, as well as our stock price.  Negative cash flows and the related adverse market perception associated therewith may have negatively affected, and may in the future negatively affect, our ability to attract new distributors and/or sell our products.  There can be no assurance that we will be successful in maintaining an adequate level of cash resources and we could be forced to act more aggressively in the area of expense reduction in order to conserve cash resources as we look for alternative solutions.

If we experience negative cash flows, we may need to seek additional debt or equity financing, which may not be available on acceptable terms or at all.  If available, it could have a highly dilutive effect on the holdings of existing stockholders.

Unless we are able to at least maintain revenues, control expenses and achieve positive cash flows, our ability to support our obligations could be impaired and our liquidity could be adversely affected and our solvency and our ability to repay our debts when they come due could be threatened.  We may need to seek additional debt or equity financing on acceptable terms in order to improve our liquidity.  However, we may not be able to obtain additional debt or equity financing on satisfactory terms, or at all, and any new financing could have a dilutive effect to our existing stockholders.

The anti-dilution provisions of warrants to purchase 1,495,952 shares of our common stock would, if triggered, cause substantial dilution and may, therefore, make it particularly difficult to obtain new equity financing.  The warrants were originally issued under a Securities Purchase Agreement dated October 19, 2007.  The warrants have an exercise price of $3.52 per share, subject to certain anti-dilution provisions that reduce the exercise price and increase the number of shares underlying the warrants if we issue common stock or equivalent securities below the exercise price for the warrants (with certain transactions exempted).  These warrants expire on April 21, 2015.

We could be adversely affected by management changes or an inability to attract and retain key management, directors and consultants.

Our future success depends to a significant degree on the skills, experience and efforts of our top management and directors.  We also depend on the ability of our executive officers and other members of senior management to work effectively as a team.  The loss of one or more of our executive officers, members of our senior management or directors could have a material adverse effect on our business, results of operations and financial condition.  Moreover, as our business evolves, we may require additional or different management members, directors or consultants, and there can be no assurance that we will be able to locate, attract and retain them if and when they are needed.

Because our Hong Kong operations account for a majority of our overall business, and most of our Hong Kong business is derived from the sale of products to members in China, any material adverse change in our business relating to either Hong Kong or China would likely have a material adverse impact on our overall business.

In 2011, 2012 and the first nine months of 2013, approximately 68%, 70% and 75% of our revenue, respectively, was generated in Hong Kong.  Most of our Hong Kong revenues are derived from the sale of products that are delivered to members in China.    This geographic concentration in our business means that events or conditions that could negatively impact this geographic region or our operations in this region would have a greater adverse impact upon our overall business and financial results than would be the case with a company having greater geographic diversification.

In contrast to our operations in other parts of the world, we have not implemented a direct sales model in China. The Chinese government permits direct selling only by organizations that have a license that we do not have, and has also adopted anti-multilevel marketing legislation.   We operate an e-commerce direct selling model in Hong Kong and recognize the revenue derived from sales to both Hong Kong and Chinese members as being generated in Hong Kong.   Products purchased by members in China are delivered by us to one or more third parties that act as the importers of record under agreements to pay applicable duties.   In addition, through a Chinese entity, we sell products in China using an e-commerce retail model.  The Chinese entity operates separately from the Hong Kong entity, although a Chinese member may elect to participate separately in both.

We believe that the laws and regulations in China regarding direct selling and multi-level marketing are not specifically applicable to our Hong Kong based e-commerce activity, and that our Chinese entity is operating in compliance with applicable Chinese laws.   However, there can be no assurance that the Chinese authorities will agree with our interpretations of applicable laws and regulations or that China will not adopt new laws or regulations.   Should the Chinese government determine that our e-commerce activity violates China’s direct selling or anti-multilevel marketing legislation, or should new laws or regulations be adopted, there could be a material adverse effect on our business, financial condition and results of operations.

Because of the Chinese government’s significant concerns about direct selling activities, it scrutinizes very closely activities of direct selling companies. At times, investigations and related actions by government regulators have resulted in a few cases where we have paid substantial fines.  In each of these cases, we have been allowed to recommence operations after the government’s investigation, and no material changes to our business model were required in connection with these fines and impediments.

Although we attempt to work closely with both national and local Chinese governmental agencies in conducting our business, our efforts to comply with national and local laws may be harmed by a rapidly evolving regulatory climate, concerns about activities resembling violations of direct selling or anti-multi-level marketing legislation, subjective interpretations of laws and regulations, and activities by individual distributors that may violate laws notwithstanding our strict policies prohibiting such activities. Any determination that our operations or activities, or the activities of our individual distributors or employee sales representatives, or importers of record are not in compliance with applicable laws and regulations could result in the imposition of substantial fines, extended interruptions of business, restrictions on our future ability to obtain business licenses or expand into new locations, changes to our business model, the termination of required licenses to conduct business, or other actions, any of which could materially harm our business, financial condition and results of operations.

Various other factors could harm our business in Hong Kong and China, such as worsening economic conditions in Hong Kong or China, adverse local publicity or other events that may be out of our control.  For example, we were advised to voluntarily suspend marketing activities in China during the third quarter of 2007 when the Chinese government was expected to impose a more intense enforcement program against illegal chain sales activities.  We did not want to run the risk of being inadvertently entangled in the government enforcement actions and voluntarily withdrew all marketing activities from China during that period.  It may be necessary or advisable to repeat this or similar actions from time to time in the future, and such periods of reduced activity could have a material adverse effect on our business.

Our failure to maintain and expand our distributor relationships could adversely affect our business.

We distribute our products through independent distributors, and we depend upon them directly for all of our sales in most of our markets.  Accordingly, our success depends in significant part upon our ability to attract, retain and motivate a large base of distributors.  Our direct selling organization is headed by a relatively small number of key distributors.  The loss of a significant number of distributors, especially key distributors, could materially and adversely affect sales of our products and could impair our ability to attract new distributors.  Moreover, the replacement of distributors could be difficult because, in our efforts to attract and retain distributors, we compete with other direct selling organizations, including but not limited to those in the personal care, cosmetic product and nutritional supplement industries.  Our distributors may terminate their services with us at any time and, in fact, like most direct selling organizations, we have a high rate of attrition.

The number of active distributors or their productivity may not increase and could decline in the future.  We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Operating results could be adversely affected if our existing and new business opportunities and products do not generate sufficient economic incentive or interest to retain existing distributors and to attract new distributors.

The number and productivity of our distributors could be harmed by several factors, including:

●	adverse publicity or negative perceptions regarding us, our products, our method of distribution or our competitors;
●	lack of interest in, or the technical failure of, existing or new products;
●	lack of interest in our existing compensation plan for distributors or in enhancements or other changes to that compensation plan;
●	our actions to enforce our policies and procedures;
●	regulatory actions or charges or private actions against us or others in our industry;
●	general economic and business conditions;
●	changes in management or the loss of one or more key distributor leaders;
●	entry of new competitors, or new products or compensation plan enhancements by existing competitors, in our markets; and
●	potential saturation or maturity levels in a given country or market which could negatively impact our ability to attract and retain distributors in such market.

The high level of competition in our industry could adversely affect our business.

The business of marketing personal care, cosmetic, nutritional supplements, and lifestyle enhancement products is highly competitive.  This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad.  The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market.  Sales of similar products by competitors may materially and adversely affect our business, financial condition and results of operations.

We are subject to significant competition for the recruitment of distributors from other direct selling organizations, including those that market similar products.  Many of our competitors are substantially larger than we are, offer a wider array of products, have far greater financial resources and many more active distributors than we have.  Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors with our products, attractive compensation plan and other incentives.  We believe that we have an attractive product line and that our compensation and incentive programs provide our distributors with significant earning potential.  However, we cannot be sure that our programs for recruitment and retention of distributors would be successful.

Some of our competitors have employed or otherwise contracted for the services of our former officers, employees, consultants, and distributors, who may try to use information and contacts obtained while under contract with us for competitive advantage.  While we seek to protect our information through contractual and other means, there can be no assurance that we will timely learn of such activity, have the resources to attempt to stop it, or have adequate remedies available to us.

An increase in the amount of compensation paid to distributors would reduce profitability.

A significant expense is the payment of compensation to our distributors, which represented approximately 38%, 42% and 43% of net sales during 2011, 2012 and the first nine months of 2013, respectively.  We compensate our distributors by paying commissions, bonuses, and certain awards and prizes.  Factors impacting the overall commission payout include the growth and depth of the distributor network, the distributor retention rate, the level of promotions, local promotional programs and business development agreements.  Any increase in compensation payments to distributors as a percentage of net sales will reduce our profitability.

Our compensation plan includes a cap on distributor compensation paid out as a percentage of product sales.  We have enforced that cap from December 2008, when we diluted commissions payable to certain highly-paid distributors.   There can be no assurance that enforcement of this cap will ensure profitability (which depends on many other factors).  Moreover, enforcement of this cap could cause key distributors affected by the cap to leave and join other companies.

Failure of new products to gain distributor and market acceptance could harm our business.

An important component of our business is our ability to develop new products that create enthusiasm among our distributor force.  If we fail to introduce new products on a timely basis, our distributor productivity could be harmed.  In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements, or have quality problems, this would harm our results of operations.  Factors that could affect our ability to continue to introduce new products include, among others, limited capital and human resources, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and any failure to anticipate changes in consumer tastes and buying preferences.

Direct-selling laws and regulations may prohibit or severely restrict our direct sales efforts and cause our revenue and profitability to decline, and regulators could adopt new regulations that harm our business.

Our direct selling system is subject to extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints.  These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and/or do not involve legitimate products.

Complying with these widely varying and sometimes inconsistent rules and regulations can be difficult and may require the devotion of significant resources on our part.  There can be no assurance that we or our distributors are in compliance with all of these regulations.  Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could negatively impact our business.  If we are unable to continue business in existing markets or commence operations in new markets because of these laws, our revenue and profitability may decline.

We are also subject to the risk that new laws or regulations might be implemented or that current laws or regulations might change, which could require us to change or modify the way we conduct our business in certain markets.  This could be particularly detrimental to us if we have to change or modify the way we conduct business in markets that represent a significant percentage of our revenue.  For example, the Federal Trade Commission (the “FTC”) released a proposed New Business Opportunity Rule in April 2006.  As initially drafted, the proposed rule would have required pre-sale disclosures for all business opportunities, which may have included network marketing compensation plans such as ours.  However, in November 2011, the FTC issued a final rule that does not apply to multi-level marketing companies that do not represent that they or another designated person will do any of the following:  (a) provide locations for the operation of equipment, displays, vending machines or similar devices owned, leased, controlled or paid for by the purchaser of the opportunity; (b) provide outlets, accounts, or customers (including but not limited to internet outlets, accounts, or customers) for the purchaser’s goods or services (advertising and general advice about business development and training is not considered as “providing locations, outlets, accounts, or customers”); or (c) buy back any or all of the goods or services that the purchaser makes or provides.  As we understand the final regulation, the Company does not make any of these representations and therefore is not covered by the final rule, which took effect on March 1, 2012.

Challenges by third parties to the form of our business model could harm our business.

We are also subject to the risk of private party challenges to the legality of our direct selling system.  The regulatory requirements concerning direct selling systems do not include “bright line” rules and are inherently fact-based and subject to judicial interpretation. An adverse judicial determination against us with respect to our direct selling system, or in proceedings not involving us directly but which challenge the legality of other direct selling marketing systems, could have a material adverse effect on our business.  There is also risk that challenges and settlements involving other parties could provide incentives for similar actions by distributors against us and other direct selling companies.  Moreover, challenges to our business system and operations in important markets may come from short sellers, hedge funds and other investors.  Other companies in our industry have recently faced such challenges.  Any challenges regarding us or others in our industry could harm our business if such challenges result in the investigation of our business model and operations or the imposition of any fines or damages on our business, create adverse publicity, increase scrutiny of our industry, detrimentally affect our efforts to recruit or motivate distributors and attract customers, or interpret laws in a manner inconsistent with our current business practices.

Our products and related activities are subject to extensive government regulation, which could delay, limit or prevent the sale of some of our products in some markets.

The formulation, manufacturing, packaging, labeling, importation, advertising, distribution, sale and storage of certain of our products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration (the “FDA”), the FTC, the Consumer Product Safety Commission and the United States Department of Agriculture and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold.  For example, the FDA requires us and our suppliers to meet relevant current good manufacturing practice (cGMP) regulations for the preparation, packing and storage of foods and over-the-counter (OTC) drugs.  We are also now required to report serious adverse events associated with consumer use of certain of our products.  Other laws and regulations govern or restrict the claims that may be made about our products and the information that must be included and excluded on labels.

In markets outside the United States, prior to commencing operations or marketing new products, we may be required to obtain approvals, licenses, or certifications from a ministry of health or a comparable agency.   Moreover, a foreign jurisdiction may pass laws that would prohibit the use of certain ingredients in their particular market.  Compliance with these regulations can create delays and added expense in introducing new products to certain markets.

Failure by our distributors or us to comply with those regulations could lead to the imposition of significant penalties or claims and could materially and adversely affect our business.  If we are not able to satisfy the various regulations, then we would have to cease sales of that product in that market.  In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of revenues.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, could have on our business.  These potential effects could include, however, requirements for the reformulation of certain products to meet new standards, the recall or discontinuance of certain products, additional recordkeeping and reporting requirements, expanded documentation of the properties of certain products, expanded or different labeling, or additional scientific substantiation.  Any or all of these requirements could have a material adverse effect on our business, financial condition, or results of operations.

New regulations governing the marketing and sale of nutritional supplements could harm our business.

There has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements, which could impose additional restrictions or requirements in the future.  In the United States, for example, some legislators and industry critics continue to push for increased regulatory authority by the FDA over nutritional supplements.  Our business could be harmed if more restrictive legislation is successfully introduced and adopted in the future.  In particular, the adoption of legislation requiring FDA approval of supplements or ingredients could delay or inhibit our ability to introduce new supplements.  We face similar pressures in our other markets.  In the United States, effective December 1, 2009, the FTC approved revisions to its Guides Concerning the Use of Endorsements and Testimonials in Advertising (“Guides”) that require disclosure of material connections between an endorser and the company they are endorsing and do not allow marketing using atypical results.  The requirements and restrictions of the revised Guides may diminish the impact of our marketing efforts and negatively impact our sales results.  If we or our distributors fail to comply with these Guides, the FTC could bring an enforcement action against us and we could be fined and/or forced to alter our operations.  Our operations also could be harmed if new laws or regulations are enacted that restrict our ability to market or distribute nutritional supplements or impose additional burdens or requirements on nutritional supplement companies or require us to reformulate our products.

Regulations governing the production and marketing of our personal care products could harm our business.

Our personal care products are subject to various domestic and foreign laws and regulations that regulate cosmetic products and set forth regulations for determining whether a product can be marketed as a “cosmetic” or requires further approval as an over-the-counter drug.  A determination that our cosmetic products impact the structure or function of the human body, or improper marketing claims by our distributors, may lead to a determination that such products require pre-market approval as a drug.  Such regulations in any given market can limit our ability to import products and can delay product launches as we go through the registration and approval process for those products.  Furthermore, if we fail to comply with these regulations, we could face enforcement action against us and we could be fined, forced to alter or stop selling our products and/or required to adjust our operations.  Our operations also could be harmed if new laws or regulations are enacted that restrict our ability to market or distribute our personal care products or impose additional burdens or requirements on the contents of our personal care products or require us to reformulate our products.

If we are found not to be in compliance with good manufacturing practices our operations could be harmed.

FDA regulations on good manufacturing practices and adverse event reporting requirements for the nutritional supplement industry are in effect and require good manufacturing processes for us and our vendors, including stringent vendor qualifications, ingredient identification, manufacturing controls and record keeping.   We are also now required to report serious adverse events associated with consumer use of our products.  Our operations could be harmed if regulatory authorities make determinations that we or our vendors are not in compliance with the new regulations.  A finding of noncompliance may result in administrative warnings, penalties or actions impacting our ability to continue selling certain of our products.  In addition, compliance with these regulations has increased and may further increase the cost of manufacturing certain of our products as we work with our vendors to assure they are qualified and in compliance.

Failure to comply with domestic and foreign laws and regulations governing product claims and advertising could harm our business.

Our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by distributors for which we may be held responsible, may result in enforcement actions and imposition of penalties or otherwise materially and adversely affect the distribution and sale of our products.  Distributor activities in our existing markets that violate applicable governmental laws or regulations could result in governmental or private actions against us in markets where we operate.  Given the size of our distributor force, we cannot ensure that our distributors would comply with applicable legal requirements.

Although our distributors are independent contractors, improper distributor actions that violate laws or regulations could harm our business.

Our distributors are independent contractors and, accordingly, we are not in a position to directly provide the same direction, motivation and oversight as we would if distributors were our own employees.  As a result, there can be no assurance that our distributors will participate in our marketing strategies or plans, accept our introduction of new products, or comply with our distributor policies and procedures.  Extensive federal, state and local laws regulate our business, our products and our network marketing program.  Because we have expanded into foreign countries, our policies and procedures for our distributors differ due to the different legal requirements of each country in which we do business.  While we have implemented distributor policies and procedures designed to govern distributor conduct and to protect the goodwill associated with our trademarks and trade names, it can be difficult to enforce these policies and procedures because of the large number of distributors and their independent status.  Given the size and diversity of our distributor force, we experience problems with distributors from time to time, especially with respect to our distributors in foreign markets.  Distributors often desire to enter a market, before we have received approval to do business, to gain an advantage in the marketplace.  Improper distributor activity in new geographic markets could result in adverse publicity and can be particularly harmful to our ability to ultimately enter these markets.  Violations by our distributors of applicable law or of our policies and procedures in dealing with customers could reflect negatively on our products and operations, and harm our business reputation.  In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our distributors.  If any of these events occur, our business, financial condition, or results of operations could be materially adversely affected.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our financial condition and operating results.

Adverse publicity concerning any actual or claimed failure by us or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing program, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our ability to attract, motivate and retain distributors, which would negatively impact our ability to generate revenue.  We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, labeling, licensing or distribution of our products.

In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients, as well as similar products and ingredients distributed by other companies, can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies.  Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

We have a limited product line.

We offer a limited number of products under our NHT Global brand.  Our Premium Noni Juice™ and Alura™ products each account for a significant portion of our total revenue and, together, account for a majority of our total revenue.  If demand for these products decreases significantly, government regulation restricts the sale of these products, we are unable to adequately source (we currently source each from single suppliers) or deliver these products, or we cease offering any of these products for any reason without a suitable replacement, our business, financial condition and results of operations could be materially and adversely affected.

We rely on a limited number of independent third parties to manufacture and supply our products.

All of our products are manufactured by a limited number of independent third parties.  There is no assurance that our current manufacturers will continue to reliably supply products to us at the level of quality we require.  In particular, the ongoing economic crisis creates risk for us if any of these third parties suffer liquidity or operational problems.  If a key manufacturer becomes insolvent or is forced to lay off employees assisting with our products, our results could suffer.  In the event any of our third-party manufacturers become unable or unwilling to continue to provide the products in required volumes and quality levels at acceptable prices, we will be required to identify and obtain acceptable replacement manufacturing sources or replacement products.  There is no assurance that we will be able to obtain alternative manufacturing sources or products or be able to do so on a timely basis.  An extended interruption in the supply of certain of our products may result in a substantial loss of revenue.  In addition, any actual or perceived degradation of product quality as a result of our reliance on third party manufacturers may have an adverse effect on revenue or result in increased product returns.

Growth may be impeded by the political and economic risks of entering and operating foreign markets.

Our ability to achieve future growth is dependent, in part, on our ability to continue our international expansion efforts.  However, there can be no assurance that we would be able to grow in our existing international markets, enter new international markets on a timely basis, or that new markets would be profitable.  We must overcome significant regulatory and legal barriers before we can begin marketing in any foreign market.

Also, it is difficult to assess the extent to which our products and sales techniques would be accepted or successful in any given country.  In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those elsewhere.  We may be required to reformulate certain of our products before commencing sales in a given country.  Once we have entered a market, we must adhere to the regulatory and legal requirements of that market.  No assurance can be given that we would be able to successfully reformulate our products in any of our current or potential international markets to meet local regulatory requirements or attract local customers.  The failure to do so could have a material adverse effect on our business, financial condition, and results of operations.  There can be no assurance that we would be able to obtain and retain necessary permits and approvals.

In many markets, other direct selling companies already have significant market penetration, the effect of which could be to desensitize the local distributor population to a new opportunity or to make it more difficult for us to recruit qualified distributors. There can be no assurance that, even if we are able to commence operations in foreign countries, there would be a sufficiently large population of potential distributors inclined to participate in a direct selling system offered by us.  We believe our future success could depend in part on our ability to seamlessly integrate our business methods, including distributor compensation plan, across all markets in which our products are sold.  There can be no assurance that we would be able to further develop and maintain a seamless compensation program.

Currency exchange rate fluctuations could lower our revenue and net income.

In 2011, 2012 and the first nine months of 2013, approximately 95% of our revenue was recorded by subsidiaries located outside of North America.  Revenue transactions and related commission payments, as well as other incurred expenses, are typically denominated in the local currency.  Accordingly, our international subsidiaries use the local currency as their functional currency.  The results of operations of our international subsidiaries are exposed to foreign currency exchange rate fluctuations during consolidation since we translate into U.S. dollars using the average exchanges rates for the period.  As exchange rates vary, revenue and other operating results may differ materially from our expectations.  Additionally, we may record significant gains or losses related to foreign-denominated cash and cash equivalents and the re-measurement of inter-company balances.

We believe that our foreign currency exchange rate exposure is somewhat limited since the Hong Kong dollar is pegged to the U.S. dollar.  We also purchase a significant majority of inventories in U.S. dollars.  Our foreign currency exchange rate exposure, mainly to South Korean won, Taiwan dollar, Japanese yen, Chinese yuan, Russian ruble and European euro, represented approximately 28%, 25% and 20% of our revenue in 2011, 2012 and the first nine months of 2013, respectively.  Our foreign currency exchange rate exposure may increase in the near future as our Greater China, Russia and European subsidiaries expand operations and we develop new markets.  Additionally, our foreign currency exchange rate exposure would significantly increase if the Hong Kong dollar were no longer pegged to the U.S. dollar.

Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition.  Further, to date we have not attempted to reduce our exposure to short-term exchange rate fluctuations by using foreign currency exchange contracts.

Transfer pricing, duties and other tax regulations affect our business.

In many countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned by our United States or local entities and are taxed accordingly.  In addition, our operations are subject to regulations designed to ensure that appropriate levels of customs duties are assessed on the importation of our products.

Our principal domicile is the United States.  Under tax treaties, we are eligible to receive foreign tax credits in the United States for taxes paid abroad.  Taxes paid to foreign taxing authorities may exceed the credits available to us, resulting in the payment of a higher overall effective tax rate on our worldwide operations.

We have adopted transfer pricing agreements with our subsidiaries to regulate inter-company transfers, which agreements are subject to transfer pricing laws that regulate the flow of funds between the subsidiaries and the parent corporation for product purchases, management services, and contractual obligations, such as the payment of distributor compensation. We believe that we operate in compliance with all applicable transfer pricing laws, and we intend to continue to operate in compliance with such laws.  However, there can be no assurance that we will continue to be found to be operating in compliance with transfer pricing laws, or that those laws would not be modified, which, as a result, may require changes in our operating procedures or otherwise may have a material adverse effect on our financial results or operations.

Failure to properly pay business taxes or customs duties, including those in China, could have a material adverse effect.

In the course of doing business we may be subject to various taxes, such as sales and use, value-added, franchise, income, and import duties.  The failure to properly calculate, report and pay such taxes or duties when we are subject to them could have a material adverse effect on our financial condition and results of operations.  Moreover, any change in the law or regulations regarding such taxes or duties, or any interpretation thereof, could result in an increase in the cost of doing business.

 We may be held responsible for certain taxes or assessments relating to the activities of our distributors, which could harm our financial condition and operating results.

Our distributors are subject to taxation, and in some instances, legislation or governmental agencies impose an obligation on us to collect the taxes, such as value added taxes, and to maintain appropriate records.  In addition, we are subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to our distributors.

We may face litigation that could harm our business.

We have been a party to lawsuits and other proceedings in the past.  Prosecuting and defending potential litigation and other governmental proceedings may require significant expense and attention of our management.  There can be no assurance that the significant money, time and effort spent will not adversely affect our business, financial condition and results of operations.

We may be unable to protect or use our intellectual property rights.

We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection of our confidential information and trademarks.  Moreover, the laws of some countries in which we market our products may afford little or no effective protection of our intellectual property rights.  The unauthorized copying, use or other misappropriation of our confidential information, trademarks and other intellectual property could enable third parties to benefit from such property without paying us for it.  This could have a material adverse effect on our business, operating results and financial condition.  If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, expensive and result in inadequate remedies.  It is also possible that our use of our intellectual property rights could be found to infringe on prior rights of others and, in that event, we could be compelled to stop or modify the infringing use, which could be burdensome and expensive.

We do not have product liability insurance and product liability claims could hurt our business.

Currently, we do not have product liability insurance, although the insurance carried by our suppliers may cover certain product liability claims against us.  As a marketer of dietary supplements, cosmetics and other products that are ingested by consumers or applied to their bodies, we may become subjected to various product liability claims, including that:

●	our products contain contaminants or unsafe ingredients;
●	our products include inadequate instructions as to their uses; or
●	our products include inadequate warnings concerning side effects and interactions with other substances.

If our suppliers’ product liability insurance fails to cover product liability claims or other product liability claims, or any product liability claims exceeds the amount of coverage provided by such policies or if we are unsuccessful in any third party claim against the manufacturer or if we are unsuccessful in collecting any judgment that may be recovered by us against the manufacturer, we could be required to pay substantial monetary damages which could materially harm our business, financial condition and results of operations. As a result, we may become required to pay high premiums and accept high deductibles in order to secure adequate insurance coverage in the future.  Especially since we do not have direct product liability insurance, it is possible that product liability claims and the resulting adverse publicity could negatively affect our business.

Our internal controls and accounting methods may require modification.

We continue to review and develop controls and procedures sufficient to accurately report our financial performance on a timely basis.  If we do not develop and implement effective controls and procedures, we may not be able to report our financial performance on a timely basis and our business and stock price would be adversely affected.

If we fail to achieve and maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud.  As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting.  Among other things, we must perform systems and processes evaluation and testing.  We must also conduct an assessment of our internal controls to allow management to report on our assessment of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  We are required to provide management’s assessment of internal controls in conjunction with the filing of our Annual Report on Form 10-K.  As disclosed under Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 12, 2013, our management concluded that our internal control over financial reporting was effective at December 31, 2012.  In the future, our continued assessment, or the assessment by our independent registered public accounting firm, could reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in future Annual Reports on Form 10-K.  We believe, at the current time, that we are taking appropriate steps to mitigate these risks.  However, disclosures of this type can cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock.  Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud.  Deficiencies in our internal controls over financial reporting may negatively impact our business and operations.

We rely on and are subject to risks associated with our reliance upon information technology systems.

 Our success is dependent on the accuracy, reliability, and proper use of information processing systems and management information technology.  Our information technology systems are designed and selected to facilitate order entry and customer billing, maintain distributor records, accurately track purchases and distributor compensation payments, manage accounting operations, generate reports, and provide customer service and technical support.  Any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.

Although we believe that the members of our software development team have the qualifications, know-how and experience to perform the necessary software development and other information technology services, there can be no assurance that there will not be delays or interruptions in these services.  An interruption or delay in availability of these services could, if it lasted long enough, prevent us from accepting orders, cause distributors to leave our business, or otherwise materially adversely affect our business.

System failures and attacks could harm our business.

Because of our diverse geographic operations and our internationally applicable distributor compensation plans, our business is highly dependent on the efficient functioning of our information technology systems and operations, which are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures, computer viruses and worms, hacking, denial of service attacks, software defects and other events.  They are also subject to break-ins, sabotage, acts of vandalism and similar misconduct, as well as human error.  Despite precautions implemented by our information technology staff, problems could result in interruptions in services and materially and adversely affect our business, financial condition and results of operations.

Moreover, hackers could attack our system seeking to retrieve personal or confidential information of ours or of third parties, such as credit card information used to purchase our products on-line.  Although we take steps to prevent such loss of information, there can be no assurance that our system will not be successfully hacked.  Laws in the United States and other jurisdictions where we do business require prompt notice of any such loss of information.  Failure to comply with those reporting obligations could result in material penalties.  In addition, if our system were hacked, we could incur material costs in investigating the incidents and could be liable for damages.  Any such damages may or may not be covered by insurance.

Terrorist attacks, cyber-attacks, acts of war, epidemics or other communicable diseases or any other natural disasters may seriously harm our business.

Terrorist attacks, cyber-attacks, or acts of war or natural disasters may cause damage or disruption to us, our employees, our facilities and our distributors and customers, which could impact our revenues, expenses and financial condition.  The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility, such as the Chinese objection to the Taiwan independence movement and its resultant tension in the Taiwan Strait, could materially and adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict.  Additionally, natural disasters less severe than the Indian Ocean tsunami that occurred in December 2004 may adversely affect our business, financial condition and results of operations.

Because our systems, software and data reside on third-party servers, our access could be temporarily or permanently interrupted.

Beginning in 2012, most of our systems, software and data reside in the “cloud” on third-party servers to which we have contractual access.  Cyber-attacks or hacking on these servers unrelated to us, or system or hardware failures experienced by the third party vendor, could result in disclosure of or damage to our systems, software and data.  Moreover, any delay or failure in payment of the third party vendors, disputes with such vendors, or business interruption or failure of the third party vendors could result in loss of or interruption in access to our systems, software or data.  It is possible that our systems, software and data could in the future be moved to servers of different third parties or to our own servers.  Any such move could result in temporary or permanent loss of access to our systems, software or data.  Any protracted loss of such access would materially and adversely affect our business, financial condition and results of operations.

Risk Factors Related To Our Common Stock

Disappointing quarterly revenue or operating results could cause the price of our common stock to fall.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter.  If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

Our common stock is particularly subject to volatility because of the industry in which we operate.

The market prices of securities of direct selling companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  These broad market fluctuations could adversely affect the market price of our common stock.

Trading of our common stock may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

There is currently a limited market for our common stock and the volume of our common stock traded on any day may vary significantly from one day to another. Our common stock is currently quoted on the OTCQB tier of the OTC Market. Trading in stock quoted on the OTC Market’s OTCQB is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, the OTC Market’s OTCQB is not a stock exchange, and trading of securities quoted on the OTC Market’s OTCQB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. There is no assurance that there will be a sufficient market in our stock, in which case it could be difficult for our stockholders to resell their shares.

Risk Factors Related To This Offering

The exercise of our warrants may result in substantial dilution and may depress the market price of our common stock.

As of October 31, 2013, we had outstanding 11,330,302 shares of common stock and also (i) 123,693 shares of Series A preferred stock convertible into the same number of shares of common stock and (ii) warrants issued in our October 2007 private placement exercisable for 1,495,952 shares of common stock at an exercise price of $3.52 per share. If these convertible securities are exercised or converted, and the shares of common stock issued upon such exercise or conversion are sold, our common stockholders may experience substantial dilution and the market price of our shares of common stock could decline.  Further, the perception that such convertible securities might be exercised or converted could adversely affect the market price of our shares of common stock.  In addition, holders of our warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable to us than those provided by the warrants.  The anti-dilution provisions of warrants to purchase 1,495,952 shares of our common stock would, if triggered, cause substantial dilution and may, therefore, make it particularly difficult to obtain new equity financing.

Future sales by us or our existing stockholders could depress the market price of our common stock.

If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly.  Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock by the selling stockholders or their transferees in this offering. However, we may receive gross proceeds of up to $5,265,751 (based on an exercise price of $3.52 per share), upon the exercise of the 1,495,952 warrants covered by the registration statement of which this prospectus forms a part. As we cannot predict when or if we would receive such proceeds, we expect to use these proceeds, if received, for working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted under the trading symbol “NHTC” on the OTCQB tier of the OTC Market. The following table sets forth the range of the high and low bid quotations of our common stock as reported by the OTC Markets Group, Inc. The bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2011		2012		2013
	High	Low	High	Low	High	Low

First quarter	$0.18	$0.12	$1.68	$0.65	$1.44	$1.01
Second quarter	0.47	0.14	1.49	1.15	1.30	0.80
Third quarter	0.66	0.26	1.49	0.91	2.20	0.93
Fourth quarter (through November 15, 2013)	0.95	0.38	1.32	0.51	2.77	1.86

On November 21, 2013, the last reported closing price of our common stock on the OTCQB was $2.90 per share.

Holders of Record

At October 31, 2013, there were approximately 180 record holders of our common stock (although we believe that the number of beneficial owners of our common stock is substantially greater).

Dividends

We have never declared or paid any cash dividend on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any dividends in the foreseeable future. Payment of any future dividends on shares of our common stock will be at the discretion of our Board of Directors. At September 30, 2013, we had accrued unpaid dividends of $185,000 with respect to the Series A preferred stock, but such dividends have not been declared and we are under no obligation to pay such accrued dividends except in certain extraordinary circumstances.

DESCRIPTION OF securities to be registered

Under our Certificate of Incorporation, as amended, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of October 31, 2013, there were 11,330,302 shares of common stock issued and outstanding and 123,693 shares of Series A preferred stock issued and outstanding.

The holders of common stock are entitled to one vote for each share of such stock held of record by them. Subject to the preferences of any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the prior rights of the holders of outstanding shares of preferred stock. Upon our liquidation or dissolution, holders of common stock are entitled to receive all assets available for distribution to security holders, after payment of creditors and preferential liquidation distributions to preferred security holders, if any exist at the time of such liquidation or dissolution. The common stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are shares of common stock issuable upon exercise of warrants, which were issued by us in a private placement financing that was consummated in October 2007. For additional information regarding the shares of common stock and the warrants, see “Prospectus Summary — Private Placement Financing.”

This prospectus relates to the sale of up to 1,495,952 shares of our common stock by the selling stockholders named in the table below. These shares of common stock are issuable to the selling stockholders upon the exercise of warrants to purchase shares of our common stock. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares and warrants as set forth below, none of the selling stockholders have had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of shares beneficially owned prior to the offering is based on 11,330,302 shares of our common stock outstanding as of October 31, 2013.

Because the number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other events, the number of shares that would actually be issued upon exercise of the warrants may be more or less than the number of shares indicated to be offered by this prospectus following their issuance under the warrants.

The information provided below with respect to the selling stockholders has been obtained from the selling stockholders and is current as of November 7, 2013.

Because the selling stockholders may sell none, all or some portion of the shares of common stock owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholders provided the information regarding the shares of common stock owned by them, all or a portion of the shares of common stock owned by them in transactions exempt from the registration requirements of the Securities Act.

Except as indicated, the selling stockholders are neither broker-dealers nor affiliates of broker-dealers that are FINRA members.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering (1)	Shares of Common Stock Offered (2)	Shares of Common Stock Beneficially Owned After the Offering (3)	Percentage of Common Stock Beneficially Owned After the Offering (3)
Rockmore Investment Master Fund Ltd.(4)	351,989	351,989	–	*
Iroquois Master Fund Ltd.(5)	351,989	351,989	–	*
Hudson Bay Master Fund Ltd. (6)	376,628	376,628	–	*
Hudson Bay Fund LP (7)	151,355	151,355	–	*
Gemini Master Fund, Ltd. (8)	87,997	87,997	–	*
Cranshire Capital Master Fund, Ltd. (9)	175,994	175,994	–	*

____________

*	Less than 1%.

(1)

The number of shares beneficially owned by the selling stockholders includes a total of 1,495,952 shares issuable upon the exercise of warrants, which warrants are exercisable within 60 days of the date of the registration statement of which this prospectus forms a part. Each of the selling stockholders is deemed to be the beneficial owner of such shares of common stock because the warrants can be exercised within 60 days.

(2)

Includes for each selling stockholder the full number of shares of common stock into which the warrants held by such selling stockholder are exercisable, without regard to whether such shares are currently deemed beneficially owned by the selling stockholder.

(3)

We have determined the number and percentage of shares of common stock owned after the offering by assuming that each of the selling stockholders will sell all of its shares being offered pursuant to this prospectus, but will not sell any other shares that they own. In fact, the selling stockholders may sell none, all or some portion of their holdings.

(4)

Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Bruce T. Bernstein and Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital, Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares.

(5)

Iroquois Capital Management L.L.C. ("Iroquois Capital") is the investment manager of Iroquois Master Fund Ltd. ("IMF"). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF.

(6)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(7)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Fund LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(8)

Gemini Strategies, LLC (“Gemini Strategies”) is the investment adviser of Gemini Master Fund, Ltd. (“Gemini Master”) and consequently has voting control and investment discretion over securities held by Gemini Master. Gemini Strategies disclaims beneficial ownership of the securities held by Gemini Master. Steven Winters is the President of Gemini Strategies and as a result may be considered the beneficial owner of any securities deemed to be beneficially owned by Gemini Strategies. Mr. Winters disclaims any beneficial ownership of these securities.

(9)

Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin, the President, and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares registered under the registration statement of which this prospectus forms a part have been sold. These shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, these shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of these shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) as of October 31, 2013 by (i) each stockholder we know is the beneficial owner of more than 5% of our common stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2012, and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of our shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)

Executive Officers and Directors:
Chris T. Sharng	413,311	(3)	3.6%
Timothy S. Davidson	204,150	(4)	1.8%
Gary C. Wallace	173,542	(4)	1.5%
Randall A. Mason	262,400	(5)	2.3%
George K. Broady	3,554,044	(6)	31.2%
All executive officers and directors as a group (5 persons)	4,607,447	(7)	40.4%

5% of More Stockholders:
Robert L. Frome	710,418	(8)	6.3%
Park Avenue Tower
65 East 55th Street
New York, NY 10022

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Natural Health Trends Corp., 4514 Cole Avenue, Suite 1400, Dallas, Texas 75205.
(2)

Any securities not outstanding that are subject to conversion privileges exercisable within 60 days of October 31, 2013 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K of the Securities Act and Rules 13(d)-3 of the Exchange Act, and based upon 11,330,302 shares of common stock outstanding as of October 31, 2013.

(3)	Includes 20,830 shares of restricted stock subject to vesting. Mr. Sharng shares voting and investment power over 15,500 of the shares with his wife.
(4)	Includes 12,500 shares of restricted stock subject to vesting.
(5)	Includes (i) 27,399 shares owned by Marden Rehabilitation Associates, Inc., an entity controlled by Mr. Mason, and (ii) 8,330 shares of restricted stock subject to vesting.
(6)	Includes (i) 61,693 shares of common stock issuable upon the conversion of shares of Series A preferred stock and (ii) 8,330 shares of restricted stock subject to vesting.
(7)

Includes (i) 61,693 shares of common stock issuable upon the conversion of shares of Series A preferred stock held by Mr. Broady and (ii) 62,490 shares of restricted stock held by our directors and executive officers that are subject to vesting.

(8)

Includes the following as to which Mr. Frome disclaims beneficial ownership, except as to his pecuniary interest therein: (i) 100,000 shares owned by Frome & Co., a limited partnership of which Mr. Frome serves as the general partner; (ii) 30,000 shares held by the Jennifer Frome Trust, a trust of which Mr. Frome serves as the trustee; and (iii) 30,000 shares owned by his wife. Information is based in part on the Amendment No. 3 to Schedule 13G filed by Mr. Frome with the SEC on February 14, 2013.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and our ability to raise equity capital in the future.

As of October 31, 2013, we had outstanding 11,330,302 shares of common stock and the following convertible securities that may be converted into or exercisable for our shares of common stock:

●	123,693 shares issuable upon conversion of all outstanding shares of our Series A preferred stock; and

●	1,495,952 shares issuable upon exercise of the unexpired warrants issued as part of our October 2007 private placement financing.

Based on the foregoing, as of October 31, 2013, we have 12,949,947 shares of common stock outstanding or subject to outstanding convertible securities that are convertible into or exercisable for shares of our common stock.

The 1,495,952 shares registered in this offering and the other outstanding shares of our common stock that are not “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act, are or will be freely transferable without restriction under the Securities Act, unless they are held by our “affiliates” as that term is defined under Rule 144 under the Securities Act and the rules and regulations promulgated thereunder. The 123,693 shares issuable upon conversion of our Series A preferred stock, and shares of restricted stock issued to employees, officers and directors who purchased them under a written compensatory plan or contract, may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or another rule promulgated under the Securities Act. The Rule 144 exemption is summarized below. If any of the outstanding warrants are exercised on a cashless basis before this registration statement is declared effective (see Registration Rights below), the shares of our common stock issued as a result of such exercise may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or another rule promulgated under the Securities Act.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and had not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Registration Rights

In connection with our October 2007 private placement financing, we entered into a Registration Rights Agreement with the investors in the financing. The registration statement of which this prospectus forms a part is being filed as part of our obligations under that agreement. Pursuant to our agreement, we timely filed a registration statement on Form S-3 covering the shares of common stock underlying the convertible debentures and the one-year warrants issued in the October 2007 private placement financing. That registration statement was timely declared effective, but we withdrew that registration statement by post-effective amendment after the convertible debentures were retired without conversion and the one-year warrants expired unexercised. This registration statement covers the shares of common stock underlying the seven-year warrants issued in the October 2007 private placement financing. Until this registration statement is declared effective, the seven-year warrants may be exercised on a cashless basis if they are then deemed to be Registrable Securities at a time when a registration statement covering them is required to be effective under a Registration Rights Agreement. The number of shares of common stock we must issue if the warrants are exercised on a cashless basis will vary depending on the closing bid for shares of our common stock on the OTCQB tier of the OTC Market on the trading day immediately preceding the date of exercise. No shares will be issued unless such closing bid exceeds the exercise price of the warrants. If such closing bid exceeds the exercise price, then the number of shares that must be issued will be the quotient obtained by first subtracting the exercise price from the closing bid, then multiplying that remainder by the number of shares of our common stock issuable by means of a cash exercise of the warrants, and finally dividing that product by the closing bid.

We will pay all expenses relating to the filing of this registration statement, other than brokerage fees and commissions, stock transfer taxes and similar expenses.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Our Certificate of Incorporation, as amended, also contains provisions to indemnify the directors and officers, or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Locke Lord LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2012 and for the years then ended incorporated by reference in this prospectus have been so included in reliance on the report of Lane Gorman Trubitt, PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Commission under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s world wide web site at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and web site of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a web site at www.naturalhealthtrendscorp.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our web site as soon as reasonably practicable after this material is electronically filed with, or furnished to, the Commission. The reference to our web address does not constitute incorporation by reference of the information contained in or accessed through that site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, provided that the “Risk Factors” set out in that report are superseded by the “Risk Factors” set out above in this prospectus; and

•

Our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, provided that the summary of certain risks related to our business is superseded by the “Risk Factors” set out above in this prospectus; and

•

Our Current Reports on Form 8-K filed on January 15, 2013, March 12, 2013, April 15, 2013, May 8, 2013, July 15, 2013, August 6, 2013, October 11, 2013, and November 6, 2013 (other than the portions of those reports not deemed to be filed).

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Natural Health Trends Corp.

4514 Cole Avenue

Suite 1400

Dallas, Texas 75205

(972) 241-4080

Attn: Chief Financial Officer

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table shows the costs and expenses paid or payable in connection with the sale and distribution of the common stock being registered. All of these costs and expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee	$678
Accounting fees and expenses	1,600
Legal fees and expenses	20,000
Filing costs and other miscellaneous fees and expenses	5,000
Total	$27,278

Item 14.     Indemnification of Officers and Directors

The General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

In addition to the indemnification provided by the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, we have entered into an Indemnification Agreement with each of its directors (each, an “Indemnified Party”) pursuant to which we agree to indemnify each Indemnified Party (1) in general, for all reasonable expenses (including attorneys’ fees) (which shall be advanced to the Indemnified Party) incurred by the Indemnified Party in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, formal or informal and any appeal from any of the foregoing, other than one initiated by the Indemnified Party (unless initiated by the Indemnified Party to enforce the Indemnified Party’s rights under such Indemnified Party’s Indemnification Agreement) (each of the foregoing, a “Proceeding”) to the fullest extent permitted by applicable law, (2) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, other than a Proceeding by or in the right of us, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and (3) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding brought by or in the right of us to procure a judgment in its favor in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and provided further that no indemnification will be provided in respect of any claim, issue or matter as to which such Indemnified Party is adjudged to be liable to us if applicable law prohibits such indemnification, proved that, if applicable law so permits, indemnification shall nevertheless be made by us in such event if and only to the extent that the court which is considering the matter shall so determine.

Item 15.      Recent Sales of Unregistered Securities

On May 12, 2011, we granted 600,000 shares of restricted stock under the 2007 Equity Incentive Plan to our executive officers, directors, and certain key employees.  An additional 20,000 shares were granted on October 19, 2011 to another key employee.  The restricted stock vests quarterly on a pro rata basis over a three-year period. These shares of restricted stock were granted pursuant to exemptions from registration provided by Rule 701 and/or Section 4(2) under the Securities Act.

Item 16.     Exhibits

Exhibit
Number	Exhibit Description	Reference
4.1	Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp.	(a)

5.1	Legal Opinion of Locke Lord LLP	*

23.1	Consent of Lane Gorman Trubitt, PLLC	*

23.2	Consent of Locke Lord LLP (included in Exhibit 5.1)	*

24.1	Power of Attorney	*

99.1	Securities Purchase Agreement dated October 19, 2007 between the Company and certain Purchasers named therein	(b)

99.2	Form of Registration Rights Agreement between the Company and certain Purchasers	(b)

99.3	Form of Seven-Year Warrants to Purchase Shares of Common Stock of the Company issued to certain Purchasers	(b)

____________

*     Filed herewith

(a)	Previously filed May 8, 2006, as an Exhibit to the Company’s Annual Report on Form 10-K, and incorporated herein by reference.

(b)	Previously filed October 22, 2007, as an Exhibit to the Company’s Current Report on Form 8-K, and incorporated herein by reference.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 22, 2013.

NATURAL HEALTH TRENDS CORP.

Date: November 22, 2013	/s/ Chris T. Sharng
Chris T. Sharng
President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris T. Sharng and Timothy S. Davidson, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris T. Sharng	President and Director	November 22, 2013
Chris T. Sharng	(Principal Executive Officer)

/s/ Timothy S. Davidson	Senior Vice President and Chief Financial Officer	November 22, 2013
Timothy S. Davidson	(Principal Financial and Accounting Officer)

/s/ Randall A. Mason	Chairman of the Board and Director	November 22, 2013
Randall A. Mason

/s/ George K. Broady	Director	November 22, 2013
George K. Broady

Exhibit
Number	Exhibit Description	Reference
4.1	Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp.	(a)

5.1	Legal Opinion of Locke Lord LLP	*

23.1	Consent of Lane Gorman Trubitt, PLLC	*

23.2	Consent of Locke Lord LLP (included in Exhibit 5.1)	*

24.1	Power of Attorney	*

99.1	Securities Purchase Agreement dated October 19, 2007 between the Company and certain Purchasers named therein	(b)

99.2	Form of Registration Rights Agreement between the Company and certain Purchasers	(b)

99.3	Form of Seven-Year Warrants to Purchase Shares of Common Stock of the Company issued to certain Purchasers	(b)

 ____________

*     Filed herewith

(a)	Previously filed May 8, 2006, as an Exhibit to the Company’s Annual Report on Form 10-K, and incorporated herein by reference.

(b)	Previously filed October 22, 2007, as an Exhibit to the Company’s Current Report on Form 8-K, and incorporated herein by reference.